SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)... July 28, 1994



...................... FRANKLIN RESOURCES, INC...................
     (Exact name of registrant as specified in its charter)



.... DELAWARE .................. 1-9318 ........... 13-2670991...
(State or other jurisdiction  (Commission         (IRS Employer
of incorporation)             File Number)   Identification No.)



777 MARINERS ISLAND BLVD., SAN MATEO, CALIFORNIA .. 94404 .......
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code.(415) 312-3000

.................................................................
  (Former name or former address, if changed since last report)


Item 5.   Other Events

Registrant is filing this Form 8-K in order to file a current earnings press release. By this filing, Registrant is not establishing the practice of filing all earnings press releases in the future and may discontinue such filings at any time.


Item 7.   Financial Statements and Exhibits

(c)Exhibits

     Exhibit "A" - Press Release issued on July 28, 1994 by
     Franklin Resources, Inc.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         FRANKLIN RESOURCES, INC.
                         (Registrant)


Date: August 4, 1994   /s/ LESLIE M. KRATTER
.........................................
                         Leslie M. Kratter, Vice President


FROM:      Franklin Resources, Inc.
           Tel:      (415) 312-4701
           Contact:  Virginia Marans

           Howard J. Rubenstein Associates, Inc.
           Public Relations - Tel:  (212) 489-6900
           Contact:  David Sternstein
- - ----------------------------------------------------------------
FOR IMMEDIATE RELEASE


   FRANKLIN RESOURCES POSTS THIRD QUARTER RESULTS

     SAN MATEO, CA, July 28, 1994 -- Franklin Resources, Inc.

(NYSE:BEN) today reported unaudited earnings for the quarter and nine months ended June 30, 1994.

     Charles B. Johnson, president of the diversified financial services company, said net income for the quarter increased to

$60.0 million from $44.8 million, or to $0.72 per share from

$0.54 a year ago, a per share increase of 33.3 percent. Operating revenues for the period increased to $204.9 million from $166.7 million, an increase of 22.9 percent.  Average shares outstanding for the quarter were 83,659,876 compared to 82,954,406 a year ago.

     Net income for the nine months increased to $187.6 million from $121.8 million, or to $2.24 per share from $1.48 per share in the same year-earlier period, a per share increase of 51

percent. Operating revenues were $617.0 million, compared to

$454.4 million. Assets under management by the company's

subsidiaries rose to more than $113 billion from $99 billion this time last year, but declined from a high of $117 billion at

January 31, 1994.

                            - more -

Franklin Earnings/Page 2
July 28, 1994


     The company also announced that it would, from time to time,

purchase shares of its common stock in the open market for use in connection with various corporate incentive compensation programs and when it believes that the market price of its shares merit such action.  Such purchases reflect a long-term company policy authorized by its Board of Directors and recently reaffirmed.

The company is now authorized to purchase up to three million shares.

     Franklin Resources' main business is the $113 billion

Franklin/Templeton Group.  The company has its headquarters at

777 Mariners Island Blvd., San Mateo, CA, 94404.



FRANKLIN RESOURCES, INC.
Consolidated Income Statements
Unaudited (dollar amounts in thousands
except per share data)

                                        For the Three Months     For the Nine Months
                                            Ended June 30           Ended June 30


                                              1994        1993        1994        1993
Operating revenues:
Investment management fees                $161,762    $127,947    $474,846    $351,119
Underwriting commissions, net               21,425      23,070      84,222      59,553
Transfer, trust & related fees              14,388      10,692      39,388      29,871
Banking, real estate & other                 7,304       4,963      18,539      13,880

Total operating revenues                   204,879     166,672     616,995     454,423

Operating expenses:
General & administrative                    93,856      75,721     265,231     208,368
Selling expenses                            18,483      11,433      50,517      35,352
Amortization of goodwill                     4,598       4,446      13,712      11,951
Interest expense of banking
subsidiary                                   2,382       2,301       7,163       7,011

Total operating expenses                   119,319      93,901     336,623     262,682

Operating income                            85,560      72,771     280,372     191,741

Other income (expenses):
Investment and other income                  5,781       5,517      16,706      18,667
Interest expense                           (7,333)     (8,090)    (21,846)    (21,037)

Other income (expenses), net               (1,552)     (2,573)     (5,140)     (2,370)

Income before taxes on income               84,008      70,198     275,232     189,371
Taxes on income                             23,985      25,400      87,607      67,576

Net income                                 $60,023     $44,798    $187,625    $121,795

Earnings per share:
Primary                                       $.72        $.54       $2.24       $1.48

Fully diluted                                 $.72        $.54       $2.24       $1.48

Dividends per share                           $.08        $.07        $.24        $.21

Weighted Average Primary
Shares Outstanding                      83,659,876  82,954,406  83,916,467  82,290,723

Weighted Average Fully
Diluted Shares Outstanding              83,659,876  82,954,516  83,916,467  82,290,833




FRANKLIN RESOURCES, INC.
Selected Balance Sheet Data
(in millions)

Period ended June 30,                                     1994        1993

Total Assets                                            $1,652      $1,461
Stockholders' equity                                       870         656


Net Assets Under Management
(in millions)

Period ended June 30,                                     1994        1993

Franklin/Templeton Group of Funds                     $101,233     $91,057
Franklin/Templeton Institutional                        11,790       8,459
Assets

Total Franklin/Templeton Group                        $113,023     $99,516